PROMISSORY NOTE

$2,500,000.00

New York, New York
October 1, 2014

FOR VALUE RECEIVED, the undersigned, AIR INDUSTRIES GROUP, a Nevada corporation (“AIG”) and AMK WELDING, INC., a Delaware corporation (“Company”) (collectively, AIG and Company are referred to in this Note as “Maker”), jointly and severally promise to pay to the order of DYNAMIC MATERIALS CORPORATION, a Delaware corporation (“Payee”), by wire pursuant to the wiring instructions attached as Exhibit A or at such other place as Payee may from time to time designate by written notice to Maker, in lawful money of the United States of America, the sum of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS (US $2,500,000.00) plus interest as set forth below (the “Loan”).  This Note is given in partial payment of the purchase price by AIG of all of the outstanding shares of the capital stock of the Company pursuant to that certain Stock Purchase Agreement dated October 1, 2014 (the “Purchase Agreement”) and does not constitute an independent debt obligation of Maker as the Purchaser under the Purchase Agreement.  All principal and interest is to be paid without setoff or counterclaim as set forth below.  Maker further agrees as follows:

Section 1.                      Interest Rate.

(a)           Except as provided in Section 1(c), the principal amount of this Note will bear interest at a rate of 5% per annum from the date hereof until December 31, 2014 but excluding the date that this Note is paid in full.

(b)           Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed and shall be compounded annually.

(c)           After an Event of Default (as defined below) has occurred or upon maturity (whether by acceleration or otherwise, and before as well as after judgment), all unpaid principal, accrued interest and any other amounts payable by Maker under this Note shall bear interest until paid at the rate of 10% per annum.

(d)           All agreements between Maker and Payee are expressly limited so that in no contingency or event whatsoever shall the interest paid or agreed to be paid to Payee for the use, forbearance, or detention of the indebtedness evidenced by this Note exceed the maximum rate permissible under applicable law (the “Maximum Rate”).  If under any circumstance Payee should ever receive an amount that would represent interest in excess of the Maximum Rate, such amount as would be excessive interest shall be applied to the reduction of the principal amount owing under this Note and not to the payment of interest.

Section 2.                      Payments.

(a)           All outstanding amounts owing under this Note, including unpaid interest and principal, shall be due and payable on or before December 31, 2014.  All payments shall be applied in such manner and order as Payee may elect first to unpaid collection costs, late charges and other charges, then to accrued and unpaid interest and then to principal; provided, however, upon delinquency or other default, Payee reserves the right to apply payments at its discretion.

(b)           Maker shall have the right to prepay this Note in full or in part and without premium or penalty three business days after giving notice to Payee of Maker’s intention to prepay this Note.  All such prepayments shall be applied first to accrued and unpaid interest and then to principal.

Section 3.                      Security.  This Note is secured by that certain Commercial Mortgage Deed and Security Agreement dated concurrently with this Note granted by the Company for the benefit of Payee with respect to property located in the Town of South Windsor, County of Hartford, State of Connecticut (the “Mortgage”).  Reference is made to the Mortgage for the legal description of the real property encumbered thereby and the rights, remedies and obligations of the Payee in respect thereto.

Section 4.                      Late Payments.  If any sums required to be paid under the terms of this Note or the Mortgage are not paid within ten (10) calendar days after the same are due and payable Maker shall pay to Payee a "late charge" of five percent (5%) of such unpaid amount to reimburse Payee for the extra expense involved in handling delinquent payments, in otherwise servicing the Loan, and in the loss to Payee of the use of the money due but not yet paid.  Maker understands and agrees Payee is entitled to damages for the detriment caused by any late payment, and that the late charge described above is a reasonable estimate of Payee's damages and shall be payable not as a penalty but as liquidated damages.

Section 5.                      Default.

(a)             It shall be an event of default (“Event of Default”) upon the occurrence of any of the following events:

(a)           any failure on the part of Maker to make any payment under this note when due, whether by acceleration or otherwise;

(b)           any failure on the part of Maker to keep or perform any of the terms or provisions (other than payment) of this Note or the Mortgage;

(c)           Maker jointly or severally voluntarily commences (or takes any action for the purpose of commencing) any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute;

(d)           a proceeding shall be commenced against Maker jointly or severally under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute, and relief is ordered against it, or the proceeding is controverted but is not dismissed within 60 days after commencement thereof; or

(e)           Maker jointly or severally consents to or suffers the appointment of a receiver, trustee, or custodian to any substantial part of its assets that is not vacated within 60 days.

Upon the occurrence of and during the continuation of an Event of Default (i) if such event is an Event of Default specified in Clause (c) or (d) above the entire unpaid principal of this Note, together with accrued interest and all other amounts owing by the Maker hereunder, shall become immediately due and payable and (ii) if such event is any other Event of Default, Payee may, by notice to the Maker, declare the unpaid principal amount of this Note, interest accrued thereon and all other amounts owing by the Maker hereunder to be immediately due and payable.

Section 6.                      Waivers.

(a)           Maker jointly and severally waives demand, presentment, protest, notice of protest, notice of dishonor, and all other notices or demands of any kind or nature with respect to this Note.

(b)           Maker jointly and severally assents to any extensions of time with respect to any payment due under this Note, to any substitution or release of collateral and to the addition or release of any party and to any modification or change to the terms and provisions of the Mortgage made in accordance with the terms and provisions of the Mortgage.

(c)           Maker jointly and severally agrees that a waiver of rights under this Note shall not be deemed to be made by Payee unless such waiver shall be in writing, duly signed by Payee, and each such waiver, if any, shall apply only with respect to the specific instance involved and shall in no way impair the rights of Payee or the obligations of Maker in any other respect at any other time.

(d)           Maker jointly and severally agrees that in the event Payee demands or accepts partial payment of this Note, such demand or acceptance shall not be deemed to constitute a waiver of any right to demand the entire unpaid balance of this Note at any time in accordance with the terms of this Note.

Section 7.                      Collection Costs.  Maker agrees jointly and severally to, upon demand, pay to Payee the amount of any and all reasonable costs and expenses including, without limitation, the reasonable fees and disbursements of its counsel (whether or not suit is instituted) and of any experts and agents, which Payee may incur in connection with the enforcement of this Note or the Mortgage or in the event the Payee is made a party to any litigation because of the existence of the indebtedness evidenced by this Note, whether suit be brought or not, and whether through courts of original jurisdiction, as well as in courts of appellate jurisdiction, or through a bankruptcy court or other legal proceedings.  All such costs will be secured by the Mortgage.

Section 8.                      Assignment of Note.  The Maker will not be permitted to assign or transfer this Note or any of its obligations under this Note in any manner whatsoever except with the prior written consent of the Payee.

Section 9.                      Miscellaneous.

(a)           The liability of each Maker under this Note is joint and several.

(b)           This Note may be modified only by prior written agreement signed by the party against whom enforcement of any waiver, change, or discharge is sought.  This Note may not be modified by an oral agreement, even if supported by new consideration.

(c)           This Note shall be governed by, and construed in accordance with, the laws of the State of Connecticut, without giving effect to such state’s principles of conflict of laws.  Maker, jointly and severally, hereby consents to personal jurisdiction in any state or federal court in the State of Connecticut and to venue in any state or federal court in the County of Hartford, Connecticut in connection with any claim, allegation, cause of action, or legal proceeding relating in any way to this Note, the Mortgage, or any other document or instrument evidencing or securing the loan evidenced by this Note or otherwise executed in connection therewith or any security or collateral related thereto.

(d)           Subject to Section 8, the covenants, terms, and conditions contained in this Note apply to and bind the successors and assigns of the parties.

(e)           All notices, requests, demands or other communications provided for in this Note or otherwise required by law shall be in writing and shall be effective (a) when received or refused by the recipient if delivered in person or by courier or overnight service, (b) on the third business day after the date mailed if mailed by first class registered or certified mail, postage prepaid, return receipt requested, or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission), if sent during normal business hours of the recipient and on the next business day if sent outside normal business hours of the recipient, as follows:

Payee:	Dynamic Materials Corporation 5405 Spine Road, Boulder, Colorado 80301 Attention: Chief Financial Officer Telephone: (303) 665-5700 Facsimile: (303) 604-1839 E-mail: mkuta@dmcglobal.com
Maker:
Air Industries Group
1479 North Clinton Avenue
Bay Shore, New York 11706-4051
Attention: Peter D. Rettaliata, President
Telephone:   (631) 968-0722
Facsimile:      (631) 206 9243
E-mail:            c/okristie ciaccio at kristie.ciaccio@AirIndmc.com

With a copy to:	Eaton & Van Winkle LLP 3 Park Avenue New York, New York 10016 Attention: Vincent J. McGill Telephone: (212) 561 3604 Facsimile: (212)779-9928 E-mail: vmcgill@evw.com or to such other address as the parties hereto may designate in writing to the other in accordance with this subsection.  Any Party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice.

(f)           Time is of the essence under this Note.

(g)           If any provision of this Note or any other document securing or executed in connection with this Note is, for any reason and to any extent, invalid or unenforceable, then neither the remainder of the document in which such provision is contained, nor the application of the provision to other persons, entities or circumstances, nor any other document referred to in this Note, shall be affected by such invalidity or unenforceability, and there shall be deemed substituted for the invalid or unenforceable provision the most similar provision which would be valid and enforceable under applicable law.

IN WITNESS WHEREOF, Maker has executed this Note effective as of the date first set forth above.

AIR INDUSTRIES GROUP By: /s/ Peter Rettaliata Name: Peter D. Rettaliata Title: President AMK Welding, Inc. By: /s/ Peter Rettaliata Name: Peter D. Rettaliata Title: Vice President